Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-2 and related prospectus pertaining to the registration of 1,150,000 Class A Common Shares of Hersha Hospitality Trust (“HHT”) and to the inclusion therein of our report dated February 28, 2003 on our audits of the consolidated financial statements and financial statement schedule of HHT and subsidiaries and to the inclusion of our report dated February 28, 2003 on our audits of the financial statements of Hersha Hospitality Management, L.P.

/s/    Moore Stephens, P.C.

Moore Stephens, P.C.

Certified Public Accountants

New York, New York

October 15, 2003